EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/31/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/30/2025	Sell	21,835	14.16
1/31/2025	Sell	15,143	14.27
2/3/2025	Sell	1,846	14.03
2/4/2025	Sell	4,065	14.05
2/10/2025	Sell	42,987	13.95
2/11/2025	Sell	19,756	13.77
2/12/2025	Sell	36,536	13.75
2/13/2025	Sell	100	13.88
2/26/2025	Sell	200	13.62
3/24/2025	Sell	2,329	13.21
3/27/2025	Sell	32,922	13.01
3/28/2025	Sell	3,602	12.95
3/31/2025	Sell	48,623	12.58